Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Information:

Investor Relations:
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com

Landec Corporation Reports Third Quarter and First Nine Months Fiscal 2020 Results
SANTA MARIA, CA – March 31, 2020 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc., reported results for the fiscal 2020 third quarter and first nine months ended February 23, 2020. Landec plans to create shareholder value by delivering against its long-term financial targets, investing in growth, strengthening its balance sheet, implementing strategic priorities to improve operating margins at Curation Foods and driving topline growth at Lifecore.

FISCAL THIRD QUARTER 2020 BUSINESS HIGHLIGHTS:
•Revenues of $152.9 million, a decrease of 2% year over year
•Gross profit of $20.0 million, a decrease of 7% year over year
•Net loss of $11.5 million, which includes $12.7 million of restructuring and other non-recurring charges, net of tax.
•Diluted net loss per share of $0.39; adjusted diluted net income per share of $0.04, which excludes $0.43 per share of restructuring and other non-recurring charges, net of tax
•Adjusted EBITDA was $6.8 million, which excludes $16.8 million of restructuring and other non-recurring charges
•Reiterated full-year fiscal 2020 guidance

CEO COMMENTS:
“We implemented significant operational enhancements during the third quarter of fiscal 2020, which resulted in a $5.9 million sequential increase in our third quarter fiscal 2020 Adjusted EBITDA, compared to our second quarter fiscal 2020 Adjusted EBITDA,” said Dr. Albert Bolles, Landec’s President and CEO. “Adjusted third quarter earnings per share of $0.04 were in line with our recent guidance of $0.02 to $0.06 per share and represent a $0.20 sequential increase compared to our second quarter fiscal 2020. We believe that the turnaround of Curation Foods will continue to provide a foundation for further improvements in our operating cost structure and enhance profitability. We also believe that Lifecore is well positioned for continued growth following investments to increase its production capacity of sterile injectable products to meet increasing customer demand. These developments demonstrate the progress we have made toward achieving our strategic priorities to improve operating margins at Curation Foods, and to invest in growth to drive topline momentum at Lifecore. We are committed to maximizing the value of our portfolio through sound and deliberate execution in each of our segments, while protecting the planet for future generations with sustainable business practices.”

FISCAL THIRD QUARTER 2020 RESULTS:
Fiscal third quarter 2020 results compared to fiscal third quarter 2019 are as follows:

(Unaudited and in thousands, except per-share data)	Three Months Ended		Change
	February 23, 2020	February 24, 2019	Amount	%
Revenues	$152,928	$155,554	$(2,626)	(2)%
Gross profit	20,047	21,569	(1,522)	(7)%
Net (loss) income from continuing operations	(11,518)	1,533	(13,051)	N/M
Diluted net (loss) income per share	(0.39)	0.05	(0.44)	N/M
Adjusted diluted net income per share*	0.04	0.05	(0.01)	(20)%
EBITDA*	(10,013)	7,703	(17,716)	N/M
Adjusted EBITDA*	$6,761	$7,703	$(942)	(12)%
*See “Non-GAAP Financial Information” at the end of this release for more information and for a reconciliation of certain financial information.

Revenues decreased $2.6 million, or 2%, year over year, resulting from a 3% decrease in revenues in the Curation Foods business, which was primarily driven by a planned $7.2 million decrease in revenues in the packaged vegetables bags and trays business as the Company sought to emphasize its focus on higher margin products. This decrease was partially offset by a $1.7 million, or 7% increase in revenues in the Lifecore business, which was primarily driven by a 50% increase in business development revenue.

Gross profit decreased $1.5 million, or 7%, year over year. Gross profit margin decreased 80 basis points to 13.1% compared to the prior year period. Gross margin was driven by an 8% decrease in gross profit in the Curation Foods business resulting from the sell-through of high-cost avocado products produced during the fiscal fourth quarter of 2019 and fiscal first quarter of 2020 when the cost of avocados were over two times higher than current costs, weather related events impacting raw materials supply, and a 6% decrease in Lifecore gross profit due to the previously announced timing of production and shipments.

Net loss was $11.5 million for fiscal third quarter, which includes $12.7 million of restructuring and non-recurring charges, net of taxes, compared to net income of $1.5 million in the prior year comparable period, a decrease of $13.1 million.

Adjusted EBITDA was $6.8 million for fiscal third quarter which excludes restructuring and other non-recurring charges. This compares to $7.7 million of Adjusted EBITDA in the prior year comparable period.

SEGMENT RESULTS:

(Unaudited and in thousands)	Three Months Ended		Change		Nine Months Ended		Change
	February 23, 2020	February 24, 2019	Amount	%	February 23, 2020	February 24, 2019	Amount	%
Revenues:
Curation Foods	$127,482	$131,852	$(4,370)	(3)%	$373,906	$353,014	$20,892	6%
Lifecore	25,446	23,702	1,744	7%	60,329	51,765	8,564	17%
Total Revenues	$152,928	$155,554	$(2,626)	(2)%	$434,235	$404,779	$29,456	7%

Gross Profit:
Curation Foods	$9,162	$9,993	$(831)	(8)%	$28,874	$34,570	$(5,696)	(16)%
Lifecore	10,885	11,576	(691)	(6)%	22,023	20,221	1,802	9%
Total Gross Profit	$20,047	$21,569	$(1,522)	(7)%	$50,897	$54,791	$(3,894)	(7)%

Net (Loss) Income from Continuing Operations:
Curation Foods	$(12,636)	$(6,350)	$(6,286)	N/M	$(23,154)	$(4,385)	$(18,769)	N/M
Lifecore	4,910	5,835	(925)	(16)%	6,974	6,586	388	6%
Other	(3,792)	2,048	(5,840)	N/M	(6,862)	(447)	(6,415)	N/M
Total Net (Loss) Income from Continuing Operations	$(11,518)	$1,533	$(13,051)	N/M	$(23,042)	$1,754	$(24,796)	N/M

EBITDA, excluding Windset FMV change:
Curation Foods	$(12,805)	$(3,023)	$(9,782)	N/M	$(16,763)	$3,180	$(19,943)	N/M
Lifecore	7,649	8,809	(1,160)	(13)%	12,599	11,764	835	7%
Other	(4,857)	1,917	(6,774)	N/M	(7,081)	(205)	(6,876)	N/M
Total EBITDA excluding Windset FMV change	$(10,013)	$7,703	$(17,716)	N/M	$(11,245)	$14,739	$(25,984)	N/M
Update on Lifecore:
Lifecore is the Company’s CDMO business focused on product development and manufacturing of sterile injectable products. Lifecore continues to expand its presence in the CDMO marketplace by finding additional opportunities to partner with biopharmaceutical and medical device companies.

1)Business Development Pipeline Progress:
Business development revenue in the third quarter of fiscal 2020 increased 50% year-over-year. Lifecore added one new development partner, increasing the projects in its total development pipeline to 16. The projects are generally equally disbursed across the various stages of the product development lifecycle, spanning from early phase clinical development to pre-commercial validation, which aligns with the business’ overall CDMO development strategy.
2)Maximizing Capacity:
Maximum theoretical capacity remains at 17 million units, with demand of approximately 6.5 million units in fiscal 2020. Based on commercialization timing estimates for the products within the development pipeline, the capacity of 17 million units is projected to be filled over the next 3 to 4 years. Lifecore has the ability to increase manufacturing capacity at its current location to 30 million units annually.
3)Advancing Product Commercialization:
Lifecore currently expects one product in development to be approved by the FDA for commercialization in calendar year 2020. The FDA recently recommended approval of the Lifecore manufacturing site for this product based on a recent FDA re-inspection that resulted in no 483 observations, which is a key step in its partner’s approval process.

Update on Curation Foods:
Curation Foods is the Company’s natural food business. Project SWIFT aims to strengthen the Curation Foods business by focusing on simplifying the business. Curation Foods will continue seeking to deliver the highest level of product quality and safety, while executing with excellence on its customer, grower and partner commitments. The Company believes that these actions chart a clear path towards improving the overall financial performance of Landec, creating long-term value. To date, the Company anticipates that the outcome of the announced actions will provide annualized cost savings of $5.0 million. The following decisive actions have been announced thus far:

1)Network & Operational Optimization:
Maximizing efficiency and productivity with the consolidation and centralization of Curation Foods offices into its Innovation Center headquarters in Santa Maria, CA, as well as continuous improvement in plant operations with lean manufacturing practices.
2)Focus on Strategic Assets:
Simplifying the business and divesting non-core assets, including exploring the strategic alternatives for the legacy vegetable and tray business, which generated net sales of $160 million for fiscal year 2019, and divesting the Company’s assets related to its Ontario, CA, salad dressing manufacturing facility.
3)Organizational Redesign:
Continued refinement of the organization so that it can be competitive with industry benchmarks and appropriate for the Company’s future direction, with a focus on strategic initiatives, developing and elevating internal talent and reducing headcount.

Project SWIFT provides a framework rooted in solid, achievable goals that align the Company’s resources. As previously announced, once Project SWIFT is fully implemented, Curation Foods aims to deliver the following steady-state organic growth and profitability targets on a run-rate basis by the end of fiscal 2021:

•Curation Foods Organic Revenue Growth:  5%
•Curation Foods Gross Margin:   11% to 14%
•Curation Foods EBITDA Margin:   4% to 6%

BALANCE SHEET & AMENDED CREDIT AGREEMENT:
As previously announced, on March 19, 2020, the Company entered into the Seventh Amendment to the Credit Agreement which, among other things, increased the leverage ratio covenant to 5.75 to 1.00 from 5.0 to 1.0 for the fiscal third quarter ended February 23, 2020. The Company believes it has sufficient flexibility within the amended agreement to maintain compliance during fiscal fourth quarter given its continued expectation for a significant lift in Adjusted EBITDA. Beginning in fiscal first quarter 2021, all other covenants remain substantively unchanged compared to the existing terms of the Credit Agreement.

COVID-19 UPDATE:
Landec prioritizes the health and safety of its employees and products. Despite the current COVID-19 pandemic, both Curation Foods and Lifecore businesses currently remain operational. Each business has implemented action plans that guide the Company and its employees through this evolving situation. The Company’s Curation Foods business is experiencing a lift in demand in our retail and club channels as consumers make preparations for the COVID-19 pandemic, and its Lifecore business has remained largely unaffected to date.

Dr. Bolles concluded, “Despite the current, extremely volatile environment, both of our businesses, Curation Foods and Lifecore Biomedical, have been able to remain operational, as both are considered to be a part of the country’s essential infrastructure for the ongoing health and safety of the public. As a result, our employees continue to work in these challenging times, and we are enormously grateful for their individual efforts. As we look ahead, Lifecore continues on its growth trajectory and we are excited to build on the momentum at Curation Foods with a strong acceleration in fourth quarter performance. We remain committed to delivering a strong finish to fiscal 2020 and look forward to continuing this improvement into next fiscal year.”

GUIDANCE:
Excluding restructuring and other nonrecurring charges, tax implications and any potential impact of the COVID-19 pandemic, the Company is reiterating its full year fiscal 2020 guidance, which is detailed below with growth figures that are compared to fiscal 2019:

Revenue from continuing operations:
•Consolidated Revenues: range of $580 million to $590 million (growth of 4% to 6%)
•Lifecore: range $84 million to $85 million (growth of 10% to 12%)
•Curation Foods: range of $496 million to $504 million (growth of 3% to 5%)
Adjusted EBITDA:
•Consolidated: range $30 million to $34 million (growth of 15% to 30%)
•Lifecore: range of $21 million to $23 million (growth of 5% to 15%)
•Curation Foods: range of $12 million to $14 million (growth of 70% to 90%)
Adjusted diluted net income per share:
•Consolidated: range of $0.16 to $0.20
Conference Call
The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Tuesday, March 31, 2020
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free: (877) 407-3982 or (201) 493-6780. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1263.

A replay of the call will be available through Tuesday, April 7, 2020 by calling toll-free: (844) 512-2921 or direct (412) 317-6671, and entering code 13699982.

About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures, and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile, injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to EBITDA, Adjusted EBITDA, and adjusted net income per share. The Company has included reconciliation of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP. See the section entitled “Non-GAAP Financial Information and Reconciliations” in this release for definitions of EBITDA, Adjusted EBITDA, and adjusted net income per share, and those reconciliations.

The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the Company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.

Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business, the timing of regulatory approvals, uncertainties related to COVID-19 and the impact of our responses to it, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	February 23, 2020	May 26, 2019
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,607	$1,080
Accounts receivable, net	69,763	69,565
Inventories, net	67,059	54,132
Prepaid expenses and other current assets	9,382	8,264
Total Current Assets	148,811	133,041

Investment in non-public company	61,300	61,100
Property and equipment, net	191,782	200,027
Operating leases	25,187	—
Goodwill	77,246	76,742
Trademarks/tradenames, net	29,928	29,928
Customer relationships, net	13,782	15,319
Other assets	2,024	2,934
Total Assets	$550,060	$519,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$63,660	$53,973
Accrued compensation	8,458	10,687
Other accrued liabilities	11,111	10,001
Current portion of lease liabilities	3,900	75
Deferred revenue	618	499
Line of credit	58,500	52,000
Current portion of long-term debt	11,723	9,791
Other current liabilities, discontinued operations	—	65
Total Current Liabilities	157,970	137,091

Long-term debt, less current portion	104,539	87,193
Long-term lease liabilities	26,757	3,532
Deferred taxes	11,662	19,393
Other non-current liabilities	1,464	1,738

Stockholders' Equity:
Common stock	29	29
Additional paid-in capital	162,077	160,341
Retained earnings	86,394	109,710
Accumulated other comprehensive (loss) income	(832)	64
Total Stockholders’ Equity	247,668	270,144
Total Liabilities and Stockholders’ Equity	$550,060	$519,091

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND LOSS

(Unaudited and in thousands, except per-share data)	Three Months Ended		Nine Months Ended
	February 23, 2020	February 24, 2019	February 23, 2020	February 24, 2019
Product sales	$152,928	$155,554	$434,235	$404,779
Cost of product sales	132,881	133,985	383,338	349,988
Gross profit	20,047	21,569	50,897	54,791

Operating costs and expenses:
Research and development	2,747	2,739	8,390	8,005
Selling, general and administrative	18,783	15,588	54,000	43,791
Restructuring costs	13,528	—	13,934	—
Total operating costs and expenses	35,058	18,327	76,324	51,796
Operating (loss) income	(15,011)	3,242	(25,427)	2,995

Dividend income	281	413	843	1,238
Interest income	46	34	96	113
Interest expense	(2,211)	(1,771)	(6,455)	(3,275)
Other income, net	67	—	61	1,600
Net (loss) income from continuing operations before tax	(16,828)	1,918	(30,882)	2,671
Income tax benefit (expense)	5,310	(385)	7,840	(917)
Net (loss) income from continuing operations	$(11,518)	$1,533	$(23,042)	$1,754

Discontinued operations:
Loss from discontinued operations	—	(609)	—	(1,415)
Income tax benefit	—	143	—	333
(Loss) from discontinued operations, net of tax	—	(466)	—	(1,082)
Net (loss) income applicable to common stockholders	$(11,518)	$1,067	$(23,042)	$672

Diluted net (loss) income per share from continuing operations	$(0.39)	$0.05	$(0.79)	$0.06
Diluted net (loss) per share from discontinued operations	$—	$(0.01)	$—	$(0.04)
Diluted net (loss) income per share	$(0.39)	$0.04	$(0.79)	$0.02

Shares used in diluted per share computations	29,170	29,151	29,155	28,399

Non-GAAP Financial Information and Reconciliations
EBITDA, Adjusted EBITDA, and adjusted net income per share are non-GAAP financial measures. We define EBITDA as earnings before the fair market value change of the Company’s investment in Windset, interest expense, income tax expense, and depreciation and amortization. We define as Adjusted EBITDA as EBITDA before certain restructuring and other non-recurring charges. We define adjusted diluted net income per share as diluted net income per share before certain restructuring and other non-recurring charges, net of tax. The table below presents the reconciliation of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(Unaudited and in thousands)	Three Months Ended		Nine Months Ended
	February 23, 2020	February 24, 2019	February 23, 2020	February 24, 2019
Net (loss) income from continuing operations	$(11,518)	$1,533	$(23,042)	$1,754
FMV change of investment in Windset	—	—	(200)	(1,600)
Interest expense, net of interest income	2,165	1,737	6,359	3,162
Income tax (benefit) expense	(5,310)	385	(7,840)	917
Depreciation and amortization	4,650	4,048	13,478	10,506
Total EBITDA	(10,013)	7,703	(11,245)	14,739
Restructuring and other non-recurring charges	16,774	—	19,145	—
Total Adjusted EBITDA	$6,761	$7,703	$7,900	$14,739

(Unaudited and in thousands)	Three Months Ended		Nine Months Ended
	February 23, 2020	February 24, 2019	February 23, 2020	February 24, 2019
Diluted net (loss) income per share from continuing operations	$(0.39)	$0.05	$(0.79)	$0.06
Restructuring and other non-recurring charges, net of tax, per diluted share	$0.43	$—	$0.50	$—
Adjusted diluted net (loss) income per share from continuing operations	$0.04	$0.05	$(0.29)	$0.06

(Unaudited and in thousands)	Curation Foods	Lifecore	Other	Total
Three Months Ended February 23, 2020
Net (loss) income from continuing operations	$(12,636)	$4,910	$(3,792)	$(11,518)
FMV change of investment in Windset	—	—	—	—
Interest expense, net of interest income	1,376	—	789	2,165
Income tax (benefit) expense	(4,901)	1,467	(1,876)	(5,310)
Depreciation and amortization	3,356	1,272	22	4,650
Total EBITDA	(12,805)	7,649	(4,857)	(10,013)
Restructuring and other non-recurring charges	12,704	—	4,070	16,774
Total Adjusted EBITDA	$(101)	$7,649	$(787)	$6,761

Nine Months Ended February 23, 2020
Net (loss) income from continuing operations	$(23,154)	$6,974	$(6,862)	$(23,042)
FMV change of investment in Windset	(200)	—	—	(200)
Interest expense, net of interest income	4,097	—	2,262	6,359
Income tax (benefit) expense	(7,210)	1,920	(2,550)	(7,840)
Depreciation and amortization	9,704	3,705	69	13,478
Total EBITDA	(16,763)	12,599	(7,081)	(11,245)
Restructuring and other non-recurring charges	13,908	—	5,237	19,145
Total Adjusted EBITDA	$(2,855)	$12,599	$(1,844)	$7,900

Three Months Ended February 24, 2019
Net (loss) income from continuing operations	$(6,350)	$5,835	$2,048	$1,533
FMV change of investment in Windset	—	—	—	—
Interest expense, net of interest income	1,138	—	599	1,737
Income tax (benefit) expense	(686)	1,946	(875)	385
Depreciation and amortization	2,875	1,028	145	4,048
Total EBITDA and Adjusted EBITDA	$(3,023)	$8,809	$1,917	$7,703

Nine Months Ended February 24, 2019
Net (loss) income from continuing operations	$(4,385)	$6,586	$(447)	$1,754
FMV change of investment in Windset	(1,600)	—	—	(1,600)
Interest expense, net of interest income	1,940	—	1,222	3,162
Income tax (benefit) expense	116	2,196	(1,395)	917
Depreciation and amortization	7,109	2,982	415	10,506
Total EBITDA and Adjusted EBITDA	$3,180	$11,764	$(205)	$14,739

LANDEC CORPORATION
THIRD QUARTER ENDED FEBRUARY 23, 2020

Q1) What terms changed with the Company’s latest Amendment to the Credit Agreement?
On March 19, 2020, the Company entered into the Seventh Amendment to the Credit Agreement which, among other things, temporarily increased the leverage ratio covenant to 5.75 to 1.00 from 5.0 to 1.0 for the fiscal third quarter ended February 23, 2020. If the Company’s leverage ratio is in excess of 5.0 to 1.0 as measured under the terms of the credit agreement, the Company will incur a 50 basis point increase in the underlying interest rate and will incur an incremental 5 basis point increase to the commitment fee, compared to the existing pricing terms. The Company also agreed to minimum monthly EBITDA and maximum capital expenditure covenants through May 31, 2020, as well as additional reporting requirements. Following May 31, 2020, all other covenants remain substantively unchanged compared to the existing terms of the Credit Agreement. The Company incurred a one-time loan amendment fee equal to 15 basis points of the total borrowings under the credit facility and certain other administrative and legal costs.

Q2) What are the potential business impacts of COVID-19
Landec prioritizes the health and safety of its employees, products, consumers, partners and communities. We are following the guidance from the World Health Organization (WHO) and the Centers for Disease Control and Prevention (CDC) about the escalated global public health threat of COVID-19 and we are taking it very seriously. In response, we immediately activated emergency preparedness teams and they are working closely with a consortium of leaders to establish and share best practices. The goal is to ensure business continuity and to do everything possible to keep our employees and products safe. This team is responsible for tracking the most updated information about COVID-19 so that we can communicate and adapt quickly. Food supply and pharmaceutical product manufacturing are considered essential businesses for the ongoing health and safety of the public; therefore, our operations currently remain fully functional, even with the current shelter in place orders in effect, and we expect that to continue until otherwise required by relevant authorities or as we may otherwise determine.
1.Financial Impact: Given the ongoing uncertainty surrounding the duration, magnitude and geographic reach of COVID-19 pandemic, we are unable to accurately forecast the impact on the Company’s financial performance. While it is too early to project outcomes, business has remained largely unaffected at Lifecore. For the Curation Foods business, we are quickly shifting to changing customer demand and product mix shifts. For example, as consumers prepare for the pandemic, the Company has seen an increase in the demand for salads and packaged fresh cut vegetables sold to retail and club channels, and a reduction in demand for guacamole sold in 12oz and 16oz tubs and vegetable trays, as these products are typically consumed in group social settings.
2.Risk Mitigation: At each of the Company’s business units, the emergency preparedness teams monitor the situation on a real-time basis and are focused on areas that have potential to impact the ongoing operations of the business, including but not limited to, raw material sourcing, shifting demand, continuity of workforce, product distribution, new product innovation and development, and sales, general and administrative.

Q3) What are the expected annual savings and restructuring fees associated with Landec’s Project SWIFT?
Project SWIFT is a value creation program that will continue network optimization initiatives at Curation Foods, as well as focus the business on strategic assets and redesign the organization to be the appropriate size to compete and thrive. As a result of Project SWIFT, the Company has made several strategic decisions surrounding its operations that, when fully implemented, the Company expects total annualized cost savings from these actions of approximately $5.0 million.

1.Network & Operational Optimization: Maximizing efficiency and productivity with the consolidation and centralization of Curation Foods offices into its Innovation Center headquarters in Santa Maria, CA, as well as continuous improvement in plant operations with lean manufacturing practices. With this activity, the Company expects annual cost savings of approximately $0.9 million.
2.Focus on Strategic Assets: Simplifying the business and divesting non-core assets, includes exploring strategic alternatives for the vegetable and tray business, together with intent to divest the Company’s assets related to the Company's Ontario, CA, salad dressing manufacturing facility. The Company is unable to estimate costs and savings associated with the divestiture of the vegetable bag and tray business.
3.Organizational Redesign: The Company has taken action to right size and redesign the organization so that it is appropriate for the Company’s size, focusing on strategic initiatives, developing and elevating internal talent and reducing headcount. With this rightsizing, the Company expects annual cost savings of approximately $4.1 million.
In summary, the Company expects to realize total annualized cost savings from these actions of $5.0 million. The Company has recorded $13.5 million and $13.9 million of restructuring charges during the third quarter and first nine months of fiscal year 2020, respectively.

Q4) Would you describe the actions that caused the non-recurring charges in fiscal second quarter and third quarter of 2020?
1.Yucatan Foods Related Expenses: As previously disclosed, the Company discovered and reported to U.S. regulators a compliance issue at its Yucatan Foods production facility in Guanajuato, Mexico. The conduct at issue began prior to Landec’s acquisition of Yucatan Foods in December 2018 and relates to potential environmental and foreign corrupt practices act compliance matters associated with regulatory permitting at the facility. The Company is taking appropriate remedial measures and is cooperating in the U.S. government investigation that followed the Company’s disclosure. In addition, the Company has disclosed the conduct to regulators in Mexico and is cooperating with them. Because this is an ongoing legal matter, the Company is not able to provide more details at this time. However, the issue does not relate to the health, safety or quality of the food the Company sells. The Company has incurred $4.0 million of expenses, approximately $0.8 million in the second quarter and $3.2 million in the third quarter, which are primarily related to legal expenses associated with this matter, and it expects to incur additional expenses in future quarters until the matter is resolved. The Company intends to pursue recovery for those expenses in future quarters.
2.Cost Out Program: As part of the previously announced $18 to $20 million cost out initiatives, the Company has taken action to consolidate from two labor contractors to one labor contractor in the second quarter, which streamlined its Guadalupe facility. The new labor contract will result in year one annual savings of approximately $1.7 million. The labor contractor the Company is no longer using owes the Company $1.2 million. Since the full collectability of this loan is now in doubt, the Company elected to fully reserve the loan and recorded a reserve of $1.2 million during the fiscal second quarter. The Company intends to use all legal recourse to collect the full amount owed.
In summary, in the third quarter and first nine months of fiscal 2020, the Company incurred non-recurring charges associated with cost out initiatives and the acquisition of Yucatan Foods of $3.2 million and $5.2 million respectively, as general and administrative expenses.